UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2018

Commission File Number 001-31921

Compass Minerals International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	36-3972986 (I.R.S. Employer Identification No.)

9900 West 109th Street
Suite 100
Overland Park, KS 66210
(913) 344-9200
(Address of principal executive offices, zip code and telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2018, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Compass Minerals International, Inc. (the “Company”) adopted and approved the Compass Minerals International, Inc. Executive Severance Plan, effective January 1, 2019 (the “Severance Plan”). The primary purpose of introducing the Severance Plan is to encourage executive retention by providing financial protection to certain executive officers of the Company in the event of unexpected job loss.
The Compensation Committee serves as the Severance Plan’s administrator and selects which executive officers of the Company will be eligible to participate in the Severance Plan (“Eligible Executives”).
Each of the Company’s current executive officers (other than Richard S. Grant, Interim President and Chief Executive Officer) has been designated as an Eligible Executive.
Eligible Executives are entitled to certain payments and benefits under the Severance Plan if the Eligible Executive experiences a “Qualifying Termination” under the Plan. A Qualifying Termination occurs either when the Eligible Executive voluntarily terminates his or her employment with the Company or one of its subsidiaries with Good Reason (as defined in the Severance Plan) or is involuntarily terminated by the Company or one it its subsidiaries without Cause (as defined in the Severance Plan). To receive any payments and benefits under the Severance Plan, the Eligible Executives must execute a release of claims.
The severance benefits and payments provided under the Severance Plan are as follows:
Cash Payments. The Company will pay a lump sum cash payment equal to the sum of:

•	one times the Eligible Executive’s annual base salary as of his or her termination date;

•
an amount equal to the higher of the Eligible Executive’s (a) cash bonus (at the target level) for the year in which the termination occurred, or (b) average cash bonuses received for the three years (or fewer if the Eligible Executive was employed for fewer than three years) prior to termination; and

•
the aggregate premium cost of 18 months of coverage under the Company’s health, vision, and dental plans for the Eligible Executive and his or her dependents that were enrolled in such plans before the Qualifying Termination.

Outplacement Services. The Company will provide outplacement counseling services provided by an entity selected by the Company.
Equity Awards. At the election of the Compensation Committee (as the Severance Plan administrator), either (a) the vesting of any restricted stock units held by the Eligible Executive on his or her termination date will be accelerated, prorated based on the time worked during the vesting period, or (b) the Company will make a cash payment to the Eligible Executive in lieu of this accelerated vesting, unless more favorable vesting conditions apply under the Eligible Executive’s award agreements. No other type of equity award (e.g., performance stock units and stock options) held by the Eligible Executive on his or her termination date is impacted by the terms of the Severance Plan.
The Severance Plan does not provide for any tax gross-up payments to Eligible Executives.
The Severance Plan enables Eligible Executive to receive severance payments and benefits under circumstances for which the Eligible Executive’s Change in Control Severance Agreement does not apply. In situations where the Eligible Executive’s Change in Control Severance Agreement provides severance, no severance will be payable under the Severance Plan.
The Severance Plan will become effective on January 1, 2019 and will have a one-year term. Unless the Company provides notice to the Eligible Executives at least 60 days before the end of a calendar year, the term will automatically renew for another one-year period. The Severance Plan may be amended at any time by the Compensation Committee (as the Severance Plan administrator); provided that if the amendment would materially and adversely affect the rights of any Eligible Executive, the Company must obtain the Eligible Executive’s written consent to the amendment.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Severance Plan, a copy of which is attached as Exhibit 10.1 and which is incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1	Compass Minerals International, Inc. Executive Severance Plan, effective January 1, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS MINERALS INTERNATIONAL, INC.
Date: December 19, 2018	By:	/s/ James D. Standen
Name: James D. Standen
Title: Chief Financial Officer